Exhibit 10.31
THE BANK OF NEW YORK MELLON CORPORATION

2026 EXECUTIVE INCENTIVE COMPENSATION PLAN

March 1, 2026
1.Purpose. The purpose of the 2026 Executive Incentive Compensation Plan (the “Plan”) of The Bank of New York Mellon Corporation (the “Company”) is to provide an incentive to attract, retain and reward selected employees of the Company to contribute to the Company’s growth, profitability and success.
2.Administration. The Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) and consisting of at least two members of the Board. To the extent the Board determines appropriate, each member of the Committee shall be an “independent” director under any applicable regulatory requirements.
3.Participation. The Committee shall select the employees who will participate in the Plan (the “Participants”) for each calendar year (each, a “Plan Year”). No employee shall at any time have a right to be selected as a Participant in the Plan for any Plan Year, to be entitled automatically to an award under the Plan, nor, having been selected as a Participant for one Plan Year, to be a Participant in any other Plan Year.
4.Incentive Awards. The amount of a Participant’s incentive award for a Plan Year (the “Incentive Award”), if any, shall be determined by the Committee or its delegate in its sole discretion. The determination of an Incentive Award for any Participant may take into account evaluations of such Participant’s performance, as well as assessments of such Participant’s contributions toward the achievement of the Company’s corporate, business unit, or functional performance goals for the Plan Year.
5.Termination of Employment. Unless otherwise determined by the Committee, a Participant must be actively employed with the Company or its subsidiaries and affiliates on the date of payment of an Incentive Award to be eligible to receive an Incentive Award.
6.Payment to Participants.
Section 6.01.Timing of Payment. An Incentive Award for a Plan Year shall be paid to the Participant during the 2 1/2 month period following the end of the Plan Year, subject to any permitted deferral election.
Section 6.02.Form of Payment. Payment of Incentive Awards shall be made in cash, in the form of awards under the Company’s Long-Term Incentive Plan, or other applicable plan, in shares of the Company’s common stock or any combination of the foregoing, as determined by the Committee in its discretion.
Section 6.03.Tax Withholding. All Incentive Awards shall be subject to taxes, including Federal, state, local, foreign or other taxes (including the Federal Insurance Contributions Act (FICA) or other social tax obligation) required by applicable law. The Company shall have the right to deduct from Incentive Awards any taxes or other amounts required by law to be withheld.
7.Change in Control. Unless otherwise determined by the Committee, if any Change in Control, as defined in the Company’s Long-Term Incentive Plan at the time of the event, occurs prior to the end of any Plan Year, the then-current Plan Year shall automatically end and each Participant’s Incentive Award shall be determined without proration and shall not be less than the amount of the Incentive Award determined for such Participant for the immediately preceding Plan Year. Such Incentive Awards shall be payable as provided in Section 6.
8.Forfeiture. Notwithstanding any other provision of the Plan, any incentive-based compensation otherwise payable or paid to current or former employees shall be forfeited and/or repaid to the Company as may be required pursuant to applicable regulatory requirements or Company plan, policy or program, including, but not limited to, the Company’s Long-Term Incentive Plan and the Company’s Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation, as any such policy, plan or program as may be amended, modified or restated from time to time, and the Committee may determine in its discretion that an Incentive Award shall be forfeited and/or shall be repaid to the Company upon terms specified including if the Committee, in its sole discretion, determines that the Participant has engaged in conduct that is adverse to the Company’s interests, which shall include the Participant’s (i) violation of any post-employment obligations or duties owed to the Company under any agreement, plan or policy, including without limitation, any employment, confidentiality, non-solicitation, non-competition, or other obligations restricting the Participant’s post-employment conduct, or (ii) failure to comply with the Company’s policies, rules or regulations or involvement in fraud or other conduct that directly or indirectly contributes to any financial restatements or other irregularities. The Company shall have sole discretion to determine what constitutes grounds for forfeiture and/or repayment under this Section 8, and, in such event, the portion of the Incentive Award that shall be cancelled and the sums or amounts that shall be repaid. By accepting an Incentive Award hereunder, a Participant expressly and explicitly authorizes the Company to issue instructions, on such Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the shares of the Company’s common stock and other amounts acquired pursuant to the Incentive Award to re-convey, transfer or otherwise return such shares and/or other amounts to the Company.
9.No Assignments and Transfers. A Participant shall not assign, encumber or transfer the Participant’s rights and interests under the Plan and any attempt to do so shall render those rights and interests null and void.
10.No Rights to Awards or Employment. No employee of the Company or its affiliates or other person shall have any claim or right to be a Participant or receive an Incentive Award under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Company or its affiliates. All Incentive Awards and delivery of shares of Company common stock, cash or other property under an Incentive Award under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Participant unless specifically provided otherwise in the Incentive Award or underlying Plan, arrangement or agreement. Subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall have the right to offset against its obligation to pay or deliver shares of Company common stock pursuant to an Incentive Award to any Participant, any outstanding amounts such Participant then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Except as otherwise provided in an Incentive Award, neither the Plan nor any Incentive Award or agreement with respect thereto, and no action taken pursuant thereto, shall confer on any person other than the Company or a Participant any rights or remedies hereunder.

11.Amendment or Termination. The Committee may amend, suspend or terminate the Plan or any portion thereof at any time. No Incentive Awards may be made under the Plan subsequent to the termination of the Plan.
12.Effective Date. The Plan shall be effective as of March 1, 2026. The first Plan Year under the Plan shall commence January 1, 2026.
13.Section 409A. The Plan, Incentive Awards and payments under the Plan are intended to comply with the requirements of Section 409A of the Code to the extent subject thereto or be exempt therefrom and, accordingly, to the maximum extent permitted the Plan shall be interpreted and administered to be in compliance therewith. Any payments provided under the Plan that are payable within the short-term deferral period as defined in Section 409A of the Code shall not be treated as deferred compensation unless otherwise required by applicable law. To the extent a Participant would otherwise be entitled to any payment under the Plan, or any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A of the Code and payable by reason of separation from service, and that if paid or provided during the six months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A of the Code additional tax because the Participant is a “specified employee” (within the meaning of Section 409A of the Code and as determined by the Company), the payment will be paid (or will commence being paid, if applicable) to the Participant on the earlier of the six month anniversary of the Participant’s date of termination or the Participant’s death. Each payment made under the Plan shall be deemed to be a separate payment.
14.Choice of Forum.
(a)Unless otherwise specified in the written documents evidencing the Incentive Award (the “Award Agreement”), it shall be a condition of each Incentive Award that the Company and the Participant irrevocably submit to the exclusive jurisdiction of any state or federal court located in New York, New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or the Incentive Award. By accepting an Incentive Award, the Participant acknowledges that the forum designated by this Section 14(a) has a reasonable relation to the Plan, any applicable Incentive Award and the Participant’s relationship with the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purpose of enforcing the provisions of this Section 14(a) or otherwise.
(b)By accepting an Incentive Award, (i) the Participant waives, to the fullest extent permitted by applicable law, any objection which the Participant may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 14(a), (ii) the Participant undertakes not to commence any action arising out of or relating to or concerning any Incentive Award in any forum other than a forum described in this Section 14 and (iii) the Participant agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Participant and the Company.
(c)Unless otherwise specified in the Award Agreement, by accepting an Incentive Award, the Participant irrevocably appoints the General Counsel of the Company as the Participant’s agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning the Plan or any Incentive Award thereunder, who shall promptly advise the Participant of any such service or process.
(d)Unless otherwise specified in an Award Agreement or in Section 14(e) or 14(f), by accepting an Incentive Award, the Participant agrees to keep confidential the existence of,

and any information concerning, a dispute, controversy or claim described in this Section 14. Notwithstanding the foregoing, the Participant understands that nothing contained in the Plan or any Award Agreement shall prevent the Participant from filing a charge of discrimination with, cooperating or participate in, an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or a similar state agency; provided, however, the Participant will be precluded from recovering monetary damages or any other form of personal relief in connection with any such charge, investigation or proceeding. Nothing in the Plan or any Award Agreement limits the Participant’s right to receive an award for information provided to the Securities and Exchange Commission (“SEC”) or any other Governmental Authority (as defined below).
(e)Nothing in the Plan or any Award Agreement prohibits or interferes with the Participant’s right or the Company’s right to make any disclosure of relevant and necessary information in any action or proceeding relating to the Plan or any Award Agreement or as otherwise required by law or legal process. In addition, nothing in the Plan or any Award Agreement prohibits or interferes with the Participant’s or the Participant’s attorney’s right: (i) to initiate communications directly with, or report or disclose possible violations of law or regulation to any governmental agency or entity, legislative body, or any self-regulatory organization, including but not limited to the Department of Justice, the SEC, Financial Industry Regulatory Authority (“FINRA”), the EEOC, or Congress (each such agency, entity, body and organization, a “Governmental Authority”) and such reports or disclosures do not require prior notice to, or authorization from, the Company or (ii) to participate, cooperate, or testify in any action, investigation or proceeding with, provide information to, or respond to any inquiry from any Governmental Authority or the Company’s Legal or Compliance Departments and such communications do not require prior notice to, or authorization from, the Company. However, with respect to such communications, reports, participation, cooperation or testimony to Governmental Authorities, as set forth above in clauses (i) and (ii) of this Section 14(e), the Participant shall not disclose privileged communications with counsel for the Company. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. To the extent permitted by law, upon receipt of a subpoena, court order or other legal process compelling the disclosure of any information, the Participant will promptly give advance written notice to the Company in accordance with the terms set forth in the Plan and an Award Agreement so as to provide the Company an opportunity to protect its interests in confidentiality to the fullest extent possible, unless the subpoena, court order or other legal process pertains to an action described above in clauses (i) and (ii) of this Section 14(e), in which event no such notice is required. In addition, it is understood that the Participant is not required to notify the Company of a request for information from any Governmental Authority or of the Participant’s decision to file a charge with or participate in an investigation conducted by any Governmental Authority. Nothing in the Plan or any Award Agreement limits the Participant’s right to receive an award for information provided to the SEC or any other Governmental Authority.
(f)Notwithstanding any confidentiality and non-disclosure obligations the Participant may have, the Participant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
15.Construction, Headings. Unless the context requires otherwise, (i) words describing the singular number include the plural and vice versa, (ii) words denoting any gender include all genders and (iii) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in the Plan to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.
16.Committee Actions. Any and all actions, determinations and decisions taken or made by the Committee (including determining any Participants and Incentive Awards), and all powers and authority exercised by the Committee under the Plan shall be in the Committee’s sole and absolute discretion. The Committee will have the authority in its sole discretion to (i) exercise all of the powers granted to it, and make all determinations, under the Plan, (ii) construe, interpret and implement and correct any defect, supply any omission and reconcile any inconsistency in the Plan and all Award Agreements and determine disputed facts related thereto, and (iii) prescribe, amend and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among Participants (whether or not such Participants are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Incentive Awards, (b) the terms and provisions of Incentive Awards, and (c) whether a Participant’s employment has been terminated for purposes of the Plan. The Committee may delegate (either generally or specifically) the powers, authorities and discretions conferred on it under the Plan as it deems appropriate in its sole discretion in accordance with applicable law.